Exhibit 99.1

For Immediate Release
KOS AND JERINI SIGN EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT
FOR DEVELOPMENT, MARKETING AND DISTRIBUTION OF ICATIBANT IN THE
UNITED STATES AND CANADA
•	Kos to develop, market and distribute Icatibant in the US and Canada

•	Icatibant, in final Phase III clinical trials for hereditary angioedema (HAE), represents next potential new product launch for both companies scheduled for the first half of 2007

•	US Food and Drug Administration has granted Icatibant fast track designation and orphan drug status

•	Jerini plans further clinical development for Icatibant for additional indications of angioedema

•	Kos responsible for Icatibant’s clinical development in asthma (inhalation) and refractory ascites in liver cirrhosis (intravenous)
     CRANBURY, NJ, BERLIN, GERMANY November 7, 2005 – Kos Life Sciences, Inc., a subsidiary of Kos Pharmaceuticals, Inc. (Nasdaq: KOSP) and Jerini US Inc., a subsidiary of Jerini AG (FSE: JI4), announced today the signing of an exclusive agreement for the development, marketing and distribution of Jerini’s compound, Icatibant, a potent and specific peptidomimetic bradykinin B2 receptor antagonist, in the United States and Canada. The strategic partnership includes an upfront licensing payment of €12 million (approx.$15 million), along with a €10 million (approx.$12 million) equity investment out of a capital increase at the higher of the weighted average of the closing price of Jerini’s shares during the last four trading days, or €3.20 (approx.$3.84) per share (IPO price). Undisclosed milestone payments and sales royalties are also specified in the agreement. Hereditary angioedema (HAE) is the first of several diseases for which Icatibant offers a potential treatment. The agreement outlines collaboration in the HAE area as well as other forms of angioedema, asthma, and refractory ascites in liver cirrhosis (RAIL) indications. Proof-of-concept trials have already been completed in these indications.
     HAE is a rare genetic disease which can be debilitating, painful and life-threatening and is characterized by recurrent local swelling at three main sites: subcutaneous tissue, the gastrointestinal tract, and the larynx. Laryngeal attacks can lead to upper airway constriction and to suffocation. HAE is caused by an activation of the kinin system leading to elevated levels of bradykinin (a naturally occurring peptide hormone). These elevated levels of bradykinin present in the affected areas that cause the symptomatic swelling attacks. Icatibant reduces the effects of such elevated levels of bradykinin, and if approved could offer HAE patients a novel treatment that will allow them the opportunity to self-administer the drug in the event of an attack. There are approximately 10,000 diagnosed HAE patients in the European Union and the US, but the disease is believed to be significantly under diagnosed. Experts estimate the HAE patient population could be as high as 75,000. In addition, Icatibant also offers a potential treatment for drug-induced and idiopathic angioedema, affecting a significantly larger patient group. RAIL is another potential indication for this product affecting approximately 300,000 patients.
     “We are very pleased with Jerni’s clinical development of Icatibant for the angioedema indication and are excited about this near-term commercial opportunity. Currently there are no approved treatment options for HAE in the US or most other countries. We are hopeful that Icatibant may be able to fulfil a serious unmet medical need in this patient population,” commented Adrian Adams, President and Chief Executive Officer of Kos Pharmaceuticals, Inc. “The product has received orphan drug and fast track review status by the FDA, and could potentially be launched in the first half of 2007. This strategic acquisition could provide entry into new specialty markets that are synergistic with our therapeutic focus in addition to leveraging Kos’ established field force strengths and customer targets,” he continued. “Our partnership with Jerini is an excellent example of Kos’ expanded business model that includes making measured investments to build our R&D pipeline through
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scientific in-licensing and general corporate development. Kos is committed to exploring the potential of Icatibant in other bradykinin related diseases such as RAIL and asthma, indications that may provide additional medium-term opportunities for organic sales growth.”
     “Kos is the ideal partner for the U.S. and Canadian markets, and this agreement meets all of our goals. Our strong financial position of approximately $120 million after our recent IPO enabled us to structure a transaction that includes significant royalty, sales and regulatory milestone payments, which allows us to participate substantially in the potential long-term success of Icatibant. Kos is an outstanding specialty pharmaceutical company and its exceptional growth and performance distinguish it as a market leader. Kos has a strong US infrastructure with a specialized sales force covering the complete range of medical areas needed to realize the full potential of Icatibant in the planned 2007 US and Canadian launch,” said Jens Schneider-Mergener, Chief Executive Officer of Jerini AG. “In addition, our agreement with Kos expands the therapeutic potential of Icatibant to even larger indications that may bring considerable upside for us in the future.”
     Jerini will retain the commercial rights to Icatibant outside the US and Canada and continues to be responsible for Icatibant’s HAE clinical Phase III trials and regulatory approval. Phase III clinical trials are currently being conducted in the US, Canada, Europe, and several other countries. Results from these trials are expected to be reported in mid- 2006, with filing for market approval in the US and Europe also planned in 2006. Kos and Jerini will collaborate on the global branding and positioning of Icatibant in HAE and other forms of angioedema. Jerini will also continue to be responsible for the supply of Icatibant.
     Icatibant has been shown to be safe and well tolerated in over 1,000 individuals. Phase II clinical results in HAE demonstrated a 100% response rate to the drug. Currently, Icatibant is in Phase III clinical trials, supported by a Special Protocol Assessment (SPA) from the FDA. These trials include the treatment of life-threatening laryngeal attacks as part of an open-label extension study. After treatment with Icatibant, all these patients experienced rapid onset of symptom relief, and no further treatment was necessary. Jerini plans additional clinical testing for idiopathic and drug-induced angioedema with Icatibant in 2006.
About Icatibant
     Icatibant is a potent and specific peptidomimetic bradykinin B2 receptor antagonist. It has exhibited a strong safety profile in over 1,000 individuals. Icatibant is being tested in clinical trials for treatment of hereditary angioedema and refractory ascites in liver cirrhosis as well as in preclinical models for severe burn injuries.
About Icatibant and refractory ascites in liver cirrhosis (RAIL)
     RAIL is an extremely painful and debilitating disease caused by the massive accumulation of excess fluid in the intraperitoneal cavity, which often develops during liver decompensation in chronic liver cirrhosis. Most patients in the decompensated stage die within three years. The most prevalent causes of liver cirrhosis are alcohol abuse, viral hepatitis (B, C), and autoimmune chronic active hepatitis
About Kos Pharmaceuticals, Inc.
     Kos Pharmaceuticals, Inc. is a fully integrated specialty pharmaceutical company engaged in developing, commercializing, manufacturing and marketing proprietary prescription products for the treatment of chronic diseases with a particular focus on the cardiovascular, metabolic and respiratory disease areas. The Company’s principal product development strategy is to reformulate existing pharmaceutical products with large market potential to improve safety, efficacy, and patient compliance. Kos’ strategy also includes making increased, measured investments in new chemical entity research through in-house and sponsored research, scientific in-licensing and general corporate development activities. The Company currently markets Niaspan® and Advicor® for the treatment of cholesterol disorders, Azmacort® for the treatment of asthma, Cardizem®LA for the treatment of hypertension and angina, and Teveten® and Teveten®HCT for the treatment of hypertension. Kos has a strong and growing research and development pipeline including proprietary drug delivery technologies in solid-dose, inhalation and aerosol metered-dose device administration to help fuel sustained, organic sales growth into the future.
About Jerini AG
     Jerini AG is a pharmaceutical company based in Berlin, Germany focusing on the discovery and development of peptide-derived peptidomimetic and small molecule therapeutics. Having recognized the potential of peptides as natural starting molecules for drug discovery, the company has developed state-of-the-art technologies to identify and transform peptides into drugs. The company’s lead product, Icatibant, is a peptidomimetic and is currently in Phase III clinical trials for the treatment of hereditary angioedema.
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     Certain statements in this press release, including statements regarding Kos’ expectations of the market potential for Icatibant products, the potential launch date of the Icatibant HAE product in 2007, Jerini’s ability to complete Phase III clinical studies for the HAE indication and to report the results of such studies by mid-2006, Jerini’s ability to obtain regulatory approval for the HAE indication, patients’ success in self-administering the Icatibant product, if approved for the HAE or other indications, the Icatibant product’s ability to fulfill an unmet medical need in patients with HAE, the ability of Kos’ acquisition to provide entry into new specialty markets that are synergistic and leverage Kos’ established field sales force strengths and capabilities with appropriate customer segments, Kos’ commitment to exploring the potential of Icatibant in other bradykinin related diseases such as RAIL and Asthma, the potential of the Icatibant product for RAIL and Asthma indications to offer new alternatives to patients suffering from RAIL and Asthma, the expansion of the therapeutic potential of Icatibant to even larger indications possibly bringing considerable upside for Jerini in the future, the expectation for Jerini to file for market approval of Icatibant’s HAE indication in the US and Europe in 2006, Jerini’s plans for additional clinical testing for idiopathic and drug induced angioedema with Icatibant in 2006, Kos’ ability to receive regulatory approval for and to launch Icatibant products in RAIL and Asthma indications, and, Kos’ ability to build its research and development pipeline through external collaborations in scientific in-licensing and general corporate developments, are forward-looking and are subject to risks and uncertainties. These risks and uncertainties include the market acceptance of Icatibant based products, the growth in sales of Icatibant products once introduced to the market, if at all, Kos’ ability to successfully commercialize Icatibant products, the ability of Kos to establish and maintain a specialty sales force for Icatibant products, Jerini’s ability to obtain regulatory approval for the launch of Icatibant products for the HAE indication, Kos’ ability to develop Icatibant products for RAIL and Asthma indications and, in the event such products are developed, to obtain regulatory approval for such products, Kos’ ability to complete successful clinical studies for the RAIL and Asthma indications, the ability of Jerini or its third party suppliers to meet their production requirement and satisfy regulatory requirements and conditions, the validity, scope and enforceability of the patents licensed by Kos from Jerini, the protection afforded by patents related to Icatibant, Jerini’s and Kos’ ability to complete their respective development activities in a timely manner, Kos’ ability to grow sales of Icatibant products in the future, and its ability to gain commercial entry into and maintain a competitive advantage in the HAE market and other potential markets, the effect of conditions in the pharmaceutical industry and the economy in general, as well as certain other risks. Actual results may differ materially from our projections. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Information: Certain Cautionary Statements” section of Kos’ Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission and in other documents filed with the SEC.

Contacts:	Kos Pharmaceuticals, Inc
	John J. Howarth	Nichol Harber
	Vice President, Investor Relations	Senior Manager, Investor Relations
	& Corporate Affairs	& Corporate Communications
	(609) 495-0726	(609) 495-0527

Contact:	Jerini AG
Stacy Wiedenmann
Director Investor Relations
& Corporate Communications
Jerini AG
Invalidenstr. 130
10115 Berlin
T + 49-30-97893-285
wiedenmann@jerini.com
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